Exhibit 10.1

MYRIAD GENETICS, INC.

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”), by and between Myriad Genetics, Inc., a Delaware corporation (the “Company”), and ________________________ (the “Executive”), is made as of ___________, (the “Effective Date”).

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the benefits set forth in this Agreement, including without limitation, those benefits in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).

1.Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)the acquisition by an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b)such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, the following condition is satisfied: all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(d)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.2“Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b)  the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

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1.3“Cause” means:

(a)the Executive’s willful and continued failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

(b)the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.4“Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below.

(a)the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

(b)a material reduction in the Executive’s annual base salary as in effect on the Measurement Date;

(c)the failure by the Company to (i) continue in effect any material compensation, pension, retirement or benefit plan or program (including without limitation any 401(k), life insurance, medical, health and accident or disability plan and any vacation program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice;

(d)a change by the Company in the location at which the Executive performs his or her principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence immediately prior to the

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Measurement Date and (ii) more than 50 miles from the location at which the Executive performed his or her principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

(e)the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 7.1; or

(f)any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

In addition, in an effort to foster and retain the employment of the Executive following a Change in Control, the termination of employment by the Executive for any reason (except for those set forth in section 1.4(a)-(f)), or no reason, during the 90-day period beginning on the first anniversary of the Change in Control Date shall be deemed to be termination for Good Reason for all purposes under this Agreement; however, in the case of a termination of employment by the Executive pursuant to this paragraph, those benefits payable to the Executive under section 4.1(a)(i)(2) shall be reduced by one-half.

The Executive’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness.

1.5“Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

2.Term of Agreement.  This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 24 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under this Agreement if the Executive’s employment with the Company terminates within 24 months following the Change in Control Date.  “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2015; provided, however, that commencing on January 1, 2016 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3.Employment Status; Termination Following Change in Control.

3.1Not an Employment Contract.  The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any

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obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.  If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2.

3.2Termination of Employment.

(a)If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 24 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 8.  Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below).  The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination) in the case of a termination other than one due to the Executive’s death.  In the case of the Executive’s death, the Date of Termination shall be the date of the Executive’s death.  In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b)The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence (or if later, the discovery) of the event(s) or circumstance(s) which constitute(s) Cause.  Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which he or she may, at his or her election, be represented by counsel and at which he or she shall have a reasonable opportunity to be heard.  Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.

(d)Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

4.

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Benefits to Executive.

4.1Benefits.  If a Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 24 months following the Change in Control Date, the Executive shall be entitled to the following benefits:

(a)Termination Without Cause or for Good Reason.  If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason within 24 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i)the Company shall pay to the Executive the following amounts:

(1)in a lump sum, in cash, within 30 days after the Date of Termination, the sum of (A) the Executive’s base salary through the Date of Termination, (B) a pro rata current year bonus amount (calculated by dividing the number of full and partial months of the current fiscal year in which the Executive is employed through the Date of Termination by 12, and multiplying this fraction by the highest annual bonus payment amount paid to Executive in the preceding three years), and (C) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and

(2)in a lump sum, in cash, within 30 days after the Date of Termination, the sum of (A) three times the Executive’s highest annual base salary at the Company during the three-year period prior to the Change in Control Date and (B) three times the Executive’s highest annual bonus amount at the Company during the three-year period prior to the Change in Control Date;

(ii)for 36 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, each month the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his or her family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his or her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his or her family; and

(iii)to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company

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and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)Resignation without Good Reason; Termination for Death or Disability.  If the Executive voluntarily terminates his or her employment with the Company within 24 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within 24 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his or her estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

(c)Termination for Cause.  If the Company terminates the Executive’s employment with the Company for Cause within 24 months following the Change in Control Date, then the Company shall only pay the Executive such amounts, and provide such benefits, as is required by law.

4.2Vesting of Stock Options.  Upon the occurrence of a Change in Control, the Company shall cause all Executive options to purchase Company stock, which options were issued pursuant to the Company’s employee stock option plans and which options are outstanding immediately prior to the Change in Control Date, to become fully vested and exercisable as of the Change in Control Date.

4.3 Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.4Outplacement Services.  In the event the Executive is terminated by the Company (other than for Cause, Disability or Death), or the Executive terminates employment for Good Reason, within 24 months following the Change in Control Date, the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $25,000, with such services to extend until the first to occur of (i) 12 months following the termination of Executive’s employment, or (ii) the date the Executive secures full time employment.

4.5Release.  As a condition to Executive receiving the benefits under section 4.1(a)(i)(2) and (3), the Executive must first execute and deliver to Company a general release of claims against the Company and its affiliates in a form substantially similar to the general release attached hereto as Exhibit A, and such release, by its terms, has become irrevocable.

5.

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Limitations on Payment.

5.1General.  Notwithstanding anything in this Agreement to the contrary , in the event it shall be determined that any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Excise Tax"), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.  Any Excise Tax due shall be borne solely by the Executive.

5.2Procedures.  All determinations required to be made under this Section 5, and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm and reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.Disputes.

6.1Settlement of Disputes; Arbitration.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing.  Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Salt Lake City, Utah, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

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6.2Expenses.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.  This Section 6.2 shall not apply to any claim made by the Executive which is not made in good faith or which is determined by the arbitrator or a court to be frivolous.

6.3Compensation During a Dispute.  If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 24 months following the Change in Control Date, and the right of the Executive to receive any benefits under this Agreement (or the amount or nature of the benefits to which he or she is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive his or her base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator’s award pursuant to Section 6.1, but in no event more than 12 months after the date of such dispute.  Following the resolution of such dispute, the sum of the payments made to the Executive under clause (a) of this Section 6.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.

7.Successors.

7.1Successor to Company.  The Company shall require any Acquiring Corporation or any other successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to at least one-third or more of Company’s gross assets to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

7.2Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any

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amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

8.Notice.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 320 Wakara Way, Salt Lake City, Utah 84108, Attn: General Counsel, and to the Executive at the address for notices indicated below (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).  Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

9.Miscellaneous.

9.1Timing for Payment of Benefits.  If at the time a payment is to be made under this Agreement, it is determined that the Executive is a “specified employee” of the Company (within the meaning of Section 409A of the Code, as amended, and any successor statute, regulation and guidance thereto), then limited only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of employment at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of this Agreement.

9.2Construction.  Section 409A and the rules and regulations promulgated thereunder, in general, provide for the taxation of certain payments made following the termination of employment of an employee.  Section 409A and the rules and regulations promulgated thereunder provide that payments will not be subject to taxation under section 409A if certain conditions are met.  It is the intent of the parties that any payments made to the Executive following a termination of employment are to not be subject to taxation under section 409A.  Accordingly, this Agreement shall be construed, interpreted and applied so as to accomplish this intent, and also recognizing that there may be future guidance and interpretation of the application of section 409A and the rules and regulations promulgated thereunder by the Internal Revenue Service or the judicial courts.

9.3Employment by Subsidiary.  For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

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9.4Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.5Injunctive Relief.  The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

9.6Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Utah, without regard to conflicts of law principles.

9.7Waivers.  No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

9.8Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

9.9Tax Withholding.  Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

9.10Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

9.11Amendments.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

MYRIAD GENETICS, INC.EXECUTIVE

____________________________________________________________________

By: Mark C. CaponeName:

Title: President and CEO

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EXHIBIT A

GENERAL RELEASE

1.    General Release.  In consideration of the payments and benefits to be made under that certain Executive Retention Agreement, dated _____________, (the "Agreement"), ______________________  (the "Executive"), with the intention of binding the Executive and the Executive's heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Myriad Genetics, Inc. (the "Company") and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 ("ERISA"), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 ("Title VII"), the Americans with Disabilities Act ("ADA"), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

      (a)   rights of the Executive under this General Release and the Agreement;

      (b)   rights of the Executive relating to equity awards held by the Executive as of his or her Date of Termination (as defined in the Agreement);

      (c)   the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

      (d)   rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director's and officer's liability insurance policy now or previously in force;

      (e)   claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Date of Termination in accordance with applicable Company policy; and

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      (f)   claims for the reimbursement of unreimbursed business expenses incurred prior to the Date of Termination pursuant to applicable Company policy.

2.    No Admissions.  The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.    Application to all Forms of Relief.  This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney's fees and expenses.

4.    Specific Waiver.  The Executive specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.    No Complaints or Other Claims.  The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6.    Conditions of General Release.

      (a)   Terms and Conditions.  From and after the Date of Termination, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

      (b)   Confidentiality.  The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive's employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release).

      (c)   Return of Company Material.  The Executive represents that he or she has returned to the Company all Company Material (as defined below).  For purposes of this Section 6(c), "Company Material" means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business,

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financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive's compensation or Executive benefits.

      (d)   Cooperation.  Following the Termination Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of the Executive's services to the Company Affiliated Group.

      (e)   Nondisparagement.  The Executive agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.

      (f)   Nonsolicitation.  The Executive agrees that for the period of time beginning on the date hereof and ending on the second anniversary of the Executive’s Date of Termination, the Executive shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Company Affiliated Group to terminate such person's employment by such member of the Company Affiliated Group.  The Executive also agrees that for the same period of time he or she shall not assist any person or entity in the recruitment of any person who is employed by any member of the Company Affiliated Group.  The Executive's provision of a reference to or in respect of any individual shall not be a violation this Section 6(f).

      (g)   No Representation.  The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him or her and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

      (h)   Injunctive Relief.  In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7.    Voluntariness.  The Executive agrees that he or she is relying solely upon his or her own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his or her own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.

8.    Legal Counsel.  The Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

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9.    Complete Agreement/Severability.  This General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release.  All provisions and portions of this General Release are severable.  If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10.   Acceptance.  The Executive acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

11.   Revocability.  This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it.  The Executive may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

13.   Governing Law.  Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

EXECUTIVE

_______________________________Date: __________________________

Name:

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Exhibit 10.1

Attachment

Each of the following executive officers of Myriad Genetics, Inc. entered into the Executive Retention Agreement in the above amended form of agreement.  For each respective executive officer, the following sets forth the date of execution of the Executive Retention Agreement, as amended, in the form attached hereto.

Executive Officer	Execution Date
Mark C. Capone, President and Chief Executive Officer	September 29, 2015
Alexander Ford, President Myriad Women’s Health, Inc.	September 29, 2015
Gary King, EVP International Operations	September 29, 2015
Jerry S. Lanchbury, Ph.D. Chief Scientific Officer	September 29, 2015
Richard M. Marsh, EVP, General Counsel and Secretary	September 29, 2015
Ralph L. McDade, Ph.D., President Myriad RBM, Inc.	September 29, 2015
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	September 29, 2015
W. Lloyd Sanders, President Myriad Genetic Laboratories, Inc.	October 30, 2018
Bernard F. Tobin, President Crescendo Bioscience, Inc.	September 29, 2015
Mark Verratti, President Assurex Health, Inc.	September 29, 2015